UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event: June 1, 2007

Nexia Holdings, Inc.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

33-2128-D (Commission File Number)	84-1062062 (IRS Employer Identification Number)

c/o Richard Surber, President
59 West 100 South, Second Floor, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

ITEM 8.01 Other Events

During the past sixty days Nexia Holdings, Inc. (“Nexia”) has signed four agreements with various service providers who have agreed in exchange for an agreed upon fee to provide public relations and investor relations services to Nexia. In each agreement these services provides have agreed to disseminate information about the company in the form of press releases, corporate profiles or dissemination of other information related to the operations of Nexia and is subsidiaries. Nexia is committed to expanding the public awareness of its operations and results and is actively engaged in insuring that information regarding the company is as widely disseminated as possible.

The following contracts or agreements have been entered into by Nexia:

On March 26, 2007, Nexia signed a contract with Stockgroup Media Inc., of Vancouver, British Columbia, Canada (“Stockgroup”). This agreement covers a 12 month period during which Stockgroup will provide assistance with press release dissemination, including listing such releases on website under contract or managed by Stockgroup, will feature corporate information on the “Investor Marketplace” and release of information to the target investor awareness program operated by Stockgroup. Nexia agreed to pay Stockgroup a total of $29,700 as compensation for these services.

On May 24, 2007 Nexia signed a contract with World Stock Exchange, LLC of Scottsdale, Arizona (“World”). Nexia has contracted for World to provide a six month campaign including a listing on World’s web site, listing as a “Featured Company”, new release emails to World’s subscriber base, and handling of calls and inquiries from World’s user base. Nexia has agreed to compensate World in the sum of $259,200 for these services, such payment is to be made in the form of six monthly payments of $17,000 and the delivery of 63,000 shares of Nexia’s Class C Preferred Stock.

On May 30, 2007 Nexia signed an agreement with NFC Escrow Holding, (“NFC”) of Needham Massachusetts. Nexia has agree to deliver compensation in the form of 240,000 shares of its Series C Preferred Stock to NFC in exchange for NFC developing, implementing and maintaining an ongoing program to increase the awareness of Nexia’s activities in the investing public, including the posting of a profile of Nexia on NFC’s website, relaying Nexia press release to subscribers for NFC’s services and the mailing out of investment information related to Nexia for which NFC will bear the cost of design, printing and delivery.

June 1, 2007 Nexia and Expedite Ventures, located in Rochester, New York, (“Expedite”) signed a consulting agreement. Nexia has agreed to pay a $100,000 fee to Expedite, in exchange, Expedite will provide to Nexia consulting services including marketing services, media placement recommendations/consulting, direct mail consulting, strategic planning and development of public relations information.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Pro forma financial statements, if required, will be filed by amendment within the time allowed by rule.

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Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nexia Holdings, Inc.

Date: June 1, 2007	By:	/s/ Richard Surber
Richard Surber CEO, CFO, President and Director

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